Exhibit 10.1

Amendment to Employment Agreement of Marc Zandman

Amendment to Employment Agreement (this “Amendment”) made on July 14, 2022 by and between VISHAY ISRAEL LTD., a corporation organized under the laws of the State of Israel (“Vishay Israel”) and a wholly-owned subsidiary of Vishay Intertechnology, Inc., a Delaware corporation (“Vishay”) and MARC ZANDMAN (“Executive”).

WHEREAS, Executive has been employed by Vishay Israel pursuant to an Employment Agreement, made between the Parties as of January 1, 2004 and amended as of August 8, 2010, August 30, 2011 and February 23, 2021 (the “Employment Agreement”);

WHEREAS, Section 8.5 of the Employment Agreement provides that Vishay Israel and Executive may amend the Employment Agreement by mutual agreement in writing; and

WHEREAS, Vishay Israel and Executive desire to amend the Employment Agreement (1) to provide Vishay’s Compensation Committee with discretion to allocate Executive’s annual equity award between time- and performance-based components, (2) to reflect Vishay Israel’s continued payment of premiums on an existing disability insurance policy (consistent with Vishay Israel’s practice for other salaried employees), and (3) to reflect contractually the prior decisions of Vishay’s Compensation Committee to self-fund certain supplement welfare benefit coverages provided to Executive.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Effective January 1, 2023, the fourth and fifth sentences of Section 4.5 of the Employment Agreement are hereby replaced with the following:

The stated value of each such grant will be converted into an aggregate number of units by dividing such value by the closing price of Vishay common stock on the New York Stock Exchange on the trading date immediately preceding such January 1st.  For 2023 and subsequent years, the allocation of such aggregate number of units between RSUs and PBRSUs will be determined annually by the Compensation Committee, but in each case at least 50% and up to 75% of such units will be PBRSUs.

2.	Section 5.1(a) of the Employment Agreement is hereby restated as follows (new language shown in bold, underlined text):

(a)  Beginning on February 1, 2021 and during the remainder of the Term, Executive (and his spouse and eligible dependents, as applicable) shall be entitled to participate in all group vision insurance, dental insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay and Vishay Israel to its senior executives (and their spouses and eligible dependents, as applicable), subject to the eligibility requirements and other provisions of such plans and programs; and Vishay Israel shall pay for all premiums therefor (including, without limitation, the premiums on Migdal disability insurance policy number 171015891) and reimburse Executive for out-of-pocket expenses and co-payments incurred in connection with such plans.

3.	Sections 5.3 and 5.4 of the Employment Agreement are hereby restated as follows:

5.3 Life Insurance.  Vishay or Vishay Israel will pay Executive’s designated beneficiary (or in the absence of a designated beneficiary, Executive’s estate) the following death benefit: (i) if Executive dies while employed hereunder, three times (3x) the Base Salary at time of death, and (ii) if Executive dies following the cessation of his employment hereunder and such cessation was for a reason described in either Section 6.2(a) or 6.2(c), one time (1x) the Base Salary on the Date of Termination.  Any such death benefit will be paid within 60 days of Executive’s death.  Vishay or Vishay Israel, as applicable, shall deduct from such benefit any tax and compulsory payment as required by any applicable law.
5.4 Supplemental Disability Benefits.  If Executive suffers a Disability (as defined below) and such Disability occurs both during the Term and prior to Executive’s attainment of the statutory retirement age then in effect under Section 4 of the Retirement Age Law, 5764-2004 (or any successor rule)(the “Statutory Retirement Age”), Vishay Israel shall provide Executive with monthly disability benefits equal to (x) 60% of the sum of (a) the Base Salary at the time of Disability and (b) the average of the annual bonuses paid to Executive under Section 4.2 in the three calendar years ending prior to the year benefits under this paragraph are scheduled to commenced, divided by (y) twelve; provided that such payments will (to the extent permitted by Section 409A of the Internal Revenue Code) be reduced by (i) any disability benefits payable to Executive under group plans or policies funded by Vishay, Vishay Israel or their affiliates, (ii) any disability benefits payable to Executive under any state-sponsored social insurance program, and (iii) ILS 90,000 per month.  Disability benefits under this paragraph will commence three months following the onset of Disability and will continue until the earliest of (1) the cessation of such Disability, (2) Executive’s death, and (3) Executive’s attainment of the Statutory Retirement Age.  For this purpose, “Disability” will have the meaning defined in Treas. Reg. § 1.409A-3(i)(4)(i)(A) and will be determined by the examination of a physician selected by Vishay and reasonably acceptable to Executive. Vishay or Vishay Israel, as applicable, shall deduct from any disability benefit payable to the Executive any tax and compulsory payment as required by any applicable law.

4.	Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

5.
This Amendment may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same agreement. The counterparts of this Amendment may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the Parties and the receiving Parties may rely on the receipt of such document so executed and delivered electronically or by facsimile as if the original had been received.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the date first above written.

VISHAY ISRAEL LTD.

By: /s/ Gil Weisler
Name: Gil Weisler
Title: Vice President

By: /s/ Tanya Volkov
Name: Tanya Volkov
Title: Vice President

By: /s/ Marc Zandman
MARC ZANDMAN